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                                                                    EXHIBIT 99.1


                    AEROPOSTALE REPORTS OCTOBER SALES RESULTS

      - TOTAL SALES INCREASE 28.3%, COMPARABLE STORE SALES INCREASE 9.1% -
                   - RAISES GUIDANCE FOR THE THIRD QUARTER -

NEW YORK, NEW YORK - NOVEMBER 3, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended October 30, 2004 increased 28.3% to $72.0 million, compared to $56.1 million for the four-week period ended November 1, 2003. The company's comparable store sales increased 9.1% for the month, versus a comparable store sales decrease of 6.8% in the year ago period.

For the quarter ended October 30, 2004, total net sales increased 24.8% to $274.6 million, compared to $220.1 million in the quarter ended November 1, 2003. Comparable store sales for the third quarter increased 5.4%, compared to 5.2% in the year ago quarter. Year-to-date, total net sales increased 37.8% to $637.1 million, compared to $462.2 million in the year-ago period. Year to date, comparable store sales increased 12.8%, compared to an increase of 5.4% in the year-ago period.


Julian R. Geiger, Chairman and Chief Executive Officer said, "We are pleased with our results for the month and for the third quarter, which translate into record sales and earnings. The transition into the key Holiday selling season has been smooth and we continue to believe that we have the right merchandise and powerful promotions to have a successful holiday season."

The company also increased its guidance for the third quarter today. The company now believes it will report earnings between $0.53 and $0.54 per fully diluted share, which represents a more than 43% increase compared to earnings of $0.37 per share in the year ago quarter. This new guidance exceeds the company's previously issued guidance of $0.51 per share and the current First Call consensus estimate of $0.52 per share.

To hear the Aeropostale prerecorded October sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #4497112.

ABOUT AEROPOSTALE, INC.
Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 560 stores in 43 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and


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uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form
10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.


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